UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

November 15, 2018

EXTREME NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6480 Via Del Oro

San Jose, California 95119

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) The status of Matt Cleaver, Interim Chief Financial Officer of Extreme Networks, Inc. (the “Company”), as an executive officer of the Company will end on November 26, 2018. Mr. Cleaver will continue to work at the Company in his prior role as Vice President of Financial Planning and Analysis.

(c) The Company today announced that Remi Thomas has been appointed as the Company’s Chief Financial Officer, effective November 26, 2018.

Mr. Thomas, 50, was most recently the Senior Vice President, Corporate Controller at CA Technologies from April 2017 until November 2018. Prior to that, from August 2015 until March 2017, he was the Vice President, Finance, Software at Hewlett Packard Enterprise. Prior to that, from January 2008 until August 2015, he held various positions at Alcatel-Lucent including Head of M&A and Corporate Development; Head of Result Delivery Office; Chief Financial Officer, Wireless Networks; Chief Financial Officer, Asia-Pacific; Chief Financial Officer, Enterprise Networks; and Senior Vice President, Investor Relations.

Mr. Thomas has a Bachelor of Arts in Business Administration, from the Toulouse Business School, France and a Master of Business Administration from Warwick University, United Kingdom.

A copy of Mr. Thomas’ offer letter is attached as Exhibit 10.1 to this Current Report on Form 8-K. The description of the terms of the offer letter are qualified in their entirety by the full text of the offer letter filed herewith and incorporated herein by reference. In accordance with the offer letter, Mr. Thomas is entitled to an annual salary of $425,000. He will receive a one-time sign-on bonus of $100,000, subject to repayment if his employment terminates within two years. Mr. Thomas will be eligible to participate in the Company’s fiscal 2019 Extreme Incentive Plan with an annual bonus target of 75% of his base salary and will be eligible, as determined by the Compensation Committee of the Board of Directors, to receive a pro-rated bonus for the 1st half of fiscal year 2019. Mr. Thomas will be granted 357,142 restricted stock units subject to time-based vesting (the “RSUs”). One-third of the RSUs will vest on the first anniversary of the grant date and one-twelfth of the RSUs on each three (3) month anniversary of the grant date thereafter, subject to his continued service to the Company.

Consistent with our practice for our current executives, Mr. Thomas will be a participant in the Executive Change in Control Severance Plan (the “Plan”), which provides for certain benefits in the event of the termination of his employment in connection with a change of control. If, within the period of time commencing three months prior to or ending 12 months following a change in control, he is terminated without cause or resigns for good reason, then, subject to him signing a release of claims, he will be entitled to receive (a) a lump sum payment equal to (i) 13 months of his base salary, plus (ii) 100% of his annual target bonus, (b) reimbursement of COBRA premiums for two months, and (c) acceleration of 100% of the vesting of certain then-outstanding equity awards. The Plan also provides for partial vesting acceleration of equity awards not assumed or substituted for in a change in control.

In addition, consistent with our practice for our current executives, Mr. Thomas will be entitled to severance benefits if he is terminated without cause outside of a change in control of the Company, then, subject to him signing a release of claims, he will be entitled to receive (a) a lump sum payment equal to (i) 6.5 months of his base salary, and (ii) reimbursement of COBRA premiums for two months.

There are no family relationships between Mr. Thomas and any director or executive officer of the Company, and he has no direct or indirect material interest in any related party transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

(e) In connection with his service as Interim Chief Financial Officer, Mr. Cleaver will receive (i) a lump sum cash bonus of $25,000, (ii) a salary increase to $275,000 annually, and (iii) 17,857 RSUs. One-third of the RSUs will vest on the first anniversary of the grant date and one-twelfth of the RSUs on each three (3) month anniversary of the grant date thereafter, subject to his continued service to the Company.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Exhibit Title or Description

10.1	Offer Letter, executed November 15, 2018, between Extreme Networks, Inc. and Remi Thomas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 20, 2018

EXTREME NETWORKS, INC.

By:	/s/ Katy Motiey
Katy Motiey
Chief Administrative Officer